UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 12, 2008

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)

The Compensation Committee of Oscient Pharmaceuticals Corporation’s (the “Company”) Board of Directors, at a meeting on March 12, 2008, approved performance goals and performance bonus targets for the 2008 fiscal year for each of Steven M. Rauscher, the Company’s President and Chief Executive Officer, Dominick C. Colangelo, the Company’s Executive Vice President for Corporate Development and Operations, and Philippe M. Maitre, the Company’s Executive Vice President and Chief Financial Officer.

Performance bonus payments for 2008 will be based on the achievement of performance measures, which include, among other items, sales goals for ANTARA® (fenofibrate) capsules and FACTIVE® (gemifloxacin mesylate) tablets, cash utilization and corporate development goals. The 2008 target bonus amounts for Messrs. Rauscher, Colangelo and Maitre are 60%, 50% and 50%, respectively, of their 2008 base salary, although each named executive officer may receive up to 1.5 times his target bonus dependent on whether actual performance exceeds the specified objectives. No bonus is payable unless at least 95% of the target sales goals for the Company’s products are achieved.

The Board of Directors (or the Compensation Committee) retains sole discretion over all matters relating to the potential 2008 bonus payments discussed above, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.

The Company’s Board of Directors at the same meeting also changed Philippe Maitre’s title from Senior Vice President and Chief Financial Officer to Executive Vice President and Chief Financial Officer. Mr. Maitre’s annual base salary for 2008 will be $300,000 with a target bonus as further described above, increased to 50% of his base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

	By:	/s/ Philippe M. Maitre
	Name:	Philippe M. Maitre
	Title:	Executive Vice President and Chief Financial Officer

Date: March 17, 2008